February 23, 2005





The U. S. Securities and Exchange
Commission
450 Fifth Street NW
Washington, DC  20549

	Re:  Forms
Reporting Beneficial Ownership of Flowers Foods, Inc.

Dear Sir or
Madam:

	The enclosed Form 3 was signed for me by Stephen R. Avera, General Counsel for Flowers Foods, Inc.

	This letter is to confirm the
authority of Mr. Avera to sign that Form, as my agent, and to inform you that he has such authority in the future with regard to Forms 4 and Forms 5 filed for me in connection with changes in my direct and indirect beneficial ownership of Flowers Foods, Inc. securities.

						Very
truly yours,



						Benjamin H. Griswold IV